Exhibit 99.1

MarkWest Energy Partners, L.P.	Contact:	Frank Semple, President & CEO
155 Inverness Drive West, Suite 200		James Ivey, CFO
Englewood, CO 80112-5000		Andy Schroeder, VP Finance & Treasurer
(800) 730-8388	Phone:	(303) 290-8700
(303) 290-8700	E-mail:	investorrelations@markwest.com
(303) 290-8769 Fax	Website:	www.markwest.com

MARKWEST ENERGY PARTNERS ANNOUNCES COMPLETION OF ITS ACQUISITION OF 50% INTEREST IN STARFISH PIPELINE COMPANY LLC FROM ENTERPRISE PRODUCTS PARTNERS L.P.

DENVER—March 31, 2005—MarkWest Energy Partners, L.P. (AMEX: MWE), today announced that it has closed the acquisition of a 50% non-operating membership interest in Starfish Pipeline Company, LLC, (“Starfish”) from an affiliate of Enterprise Products Partners L.P. (NYSE: EPD, “Enterprise Products”) for $42.1 million.  Starfish owns the FERC regulated Stingray natural gas pipeline, and the unregulated Triton natural gas gathering system and West Cameron dehydration facility, all located in the Gulf of Mexico and southwestern Louisiana. The acquisition is expected to generate cash flow from operations of approximately $7.1 million per year.  The acquisition was financed through MarkWest’s existing credit facility. Following the acquisition, MarkWest has a debt/capitalization (debt plus partners capital) ratio of 52 percent.

MarkWest will host a conference call on Tuesday, April 5, 2005, at 2:00 P.M. MDT to discuss this acquisition.  Interested parties can participate in the call by dialing the following number approximately ten minutes prior to the scheduled start time: 1-800-218-8862 and provide the following confirmation number: 11027707.  A replay of the call will be available April 5 through April 8 by dialing 1-800-405-2236 and entering the following confirmation number: 11027707.  To access the webcast, please visit our website at www.markwest.com.

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MarkWest Energy Partners, L.P. is a publicly traded master limited partnership with a solid core of midstream assets and a growing core of gas transmission assets. It is the largest processor of natural gas in the Northeast and is the largest gas gatherer of natural gas in the prolific Carthage field in east Texas. It also has a growing number of other gas gathering and intrastate gas transmission assets in the Southwest, primarily in Texas and Oklahoma.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect our operations, financial performance and other factors as discussed in our filings with the Securities and Exchange Commission. Among the factors that could cause results to differ materially are those risks discussed in our Form 10-K for the year ended December 31, 2003, and our Forms 10-Q for 2004, as filed with the SEC.